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     CUSIP NO. 376360103                            13G                           PAGE 1 OF 7 PAGES
-------------------------------                                             -------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )


                              GISH BIOMEDICAL, INC.
                                (NAME OF ISSUER)

                           COMMON STOCK, NO PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    376360103
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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     CUSIP NO. 376360103                            13G                           PAGE 2 OF 7 PAGES
-------------------------------                                             -------------------------------


-----------------------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         EQSF ADVISERS, INC.
         (EIN 13-3354359)

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                       (a)  [   ]
                                                                                 (b)  [   ]
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                     NEW YORK CORPORATION

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

                                                 100,000

          NUMBER OF
                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
            SHARES               6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY
                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER
          REPORTING
            PERSON                               100,000

                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
             WITH               8       SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  100,000

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                              [    ]

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 11
                  3.23%

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
 12
                  IA

-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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     CUSIP NO. 376360103                            13G                           PAGE 3 OF 7 PAGES
-------------------------------                                             -------------------------------


-----------------------------------------------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  MARTIN J. WHITMAN
                  (###-##-####)

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                       ( a)  [   ]
                                                                                 (b)   [   ]
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

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                                 5      SOLE VOTING POWER

          NUMBER OF                              NONE  (SEE ITEM 4)
                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
                                 6      SHARED VOTING POWER
            SHARES
                                                 NONE
         BENEFICIALLY

           OWNED BY
                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
             EACH                7      SOLE DISPOSITIVE POWER

          REPORTING                              NONE  (SEE ITEM 4)

                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
         PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                 NONE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-    (SEE ITEM 4)

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                              [  ]

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  -0-

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

                  IN

-----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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     CUSIP NO. 376360103                            13G                           PAGE 4 OF 7 PAGES
-------------------------------                                             -------------------------------

-----------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M.J. WHITMAN ADVISERS, INC.
         (13-3686379)

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)   [     ]
                                                                                (b)   [     ]
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK CORPORATION
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                               5        SOLE VOTING POWER

          NUMBER OF                              92,450

                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
            SHARES             6        SHARED VOTING POWER
         BENEFICIALLY
            OWNED
                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
             EACH              7        SOLE DISPOSITIVE POWER
          REPORTING
            PERSON                               92,450
                               ----------------------------------------------------------------------------------------
                               ----------------------------------------------------------------------------------------
             WITH              8        SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  92,450
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   10    CHECK BOX  IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                              [      ]

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.98%
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                  IA

-----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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     CUSIP NO. 376360103                            13G                           PAGE 5 OF 7 PAGES
-------------------------------                                             -------------------------------




ITEM 1.
         (a)      NAME OF ISSUER
                  Gish Biomedical, Inc. (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   2681 Kelvin Avenue, Irvine, California 92714.

ITEM 2.
         (A)      NAME OF PERSON FILING
                  This schedule is being jointly filed by EQSF Advisers,  Inc.  ("EQSF") and M.J. Whitman Advisers,
Inc.  ("MJWA"),  each an investment  adviser  registered under the Investment  Advisers Act of 1940, as amended and
Martin J. Whitman.,  the Chief Executive  Officer of EQSF and MJWA and controlling  person of EQSF. (EQSF, MJWA and
Martin J. Whitman are sometimes  collectively  referred to hereinafter as "Filer").  Attached  hereto as an exhibit is a copy of the joint schedule 13G filing agreement among the reporting persons.

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  The  address  of the  principal  executive  office of EQSF,  MJWA and Mr.  Whitman  is: 767 Third
Avenue, New York, New York 10017-2023.

         (C)      CITIZENSHIP

                  The citizenship or place of organization of each of the reporting persons is as follows:

                  EQSF AND MJWA

                  New York State Corporations.

                  MARTIN J. WHITMAN

                  United States Citizen.

         (D)      TITLE OF CLASS OF SECURITIES

                  Common Stock, no par value per share.

         (e)      CUSIP NUMBER

                  376360103

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     CUSIP NO. 376360103                            13G                           PAGE 6 OF 7 PAGES
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ITEM 3. IF THIS  STATEMENT  IS  BEING  FILED  PURSUANT  TO  RULES  13D-1(B),  OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (E)      Investment Adviser  registered under section 203 of the Investment  Advisers Act of 1940
(EQSF AND MJWA)
 -------------

ITEM 4.  OWNERSHIP.
                  (a) Neither EQSF nor MJWA own in excess of five percent of the class of securities of the issuer. Martin J. Whitman may be deemed to have beneficial ownership of the shares of Common Stock directly beneficially owned by EQSF and MJWA (3.23% and 2.98%, respectively) by reason of his power to direct the vote and disposition of such shares, which aggregate to 6.21%. Mr.. Whitman disclaims beneficial ownership of all such shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  Various funds, partnerships and accounts directly or indirectly managed by one or more of the reporting persons have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. No such party beneficially owns more than 5% of the class.

ITEM 7.  IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
PARENT HOLDING COMPANY
                  Not Applicable.

ITEM              8.  IDENTIFICATION  AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                  Not applicable.

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     CUSIP NO. 376360103                            13G                           PAGE 7 OF 7 PAGES
-------------------------------                                             -------------------------------





ITEM 10. CERTIFICATION
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                           February 14, 1996
                                                                           -----------------
                                                                            (DATE)



                                                     /S/      MARTIN J. WHITMAN
                                                              Martin J. Whitman, President


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                                                                       EXHIBIT 1




                             JOINT FILING AGREEMENT


                  In accordance with Rule 13d-1 (f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Entities (as such term is defined in the Schedule 13G) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value per share, of Gish Biomedical, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of February, 1996.



                                                     EQSF ADVISERS, INC.

                                                     By:/S/   MARTIN J. WHITMAN
                                                     Martin J. Whitman
                                                     Chairman, President and
                                                     Chief Executive Officer



                                                     M.J. WHITMAN ADVISERS, INC.


                                                     /S/      DAVID BARSE
                                                     David Barse
                                                     President




                                                     /S/      MARTIN J. WHITMAN
                                                     Martin J. Whitman